Exhibit 99.1
HANMI FINANCIAL CORPORATION
CONTACT INFORMATION:
David Yang — (213) 637-4798
www.hanmibank.com
Hanmi Financial Corporation Announces Private Placement of Common Stock
To Woori Investment & Securities
LOS ANGELES, June 27, 2011 (GLOBE NEWSWIRE) — Hanmi Financial Corporation (the “Company”) (Nasdaq: HAFC), the parent company of its wholly—owned subsidiary Hanmi Bank, today announced that it has entered into a Common Stock Purchase Agreement for a private placement transaction to issue shares of the Company’s common stock to Woori Investment & Securities (“Woori”). Pursuant to the terms of the Common Stock Purchase Agreement dated June 27, 2011, between Woori and the Company, Woori will be purchasing that number of shares equal to 4.9 percent of the Company’s outstanding common stock immediately after the closing of the Company’s previously announced public offering, subject to adjustment in certain circumstances, at a price per share equal to the public offering price. The private placement is contingent upon the closing of the Company’s public offering. The total amount of common stock being sold in the private placement and the Company’s public offering is expected to total $75,000,000, assuming no exercise of the underwriter’s over-allotment option.
Hanmi President and CEO J.S. Yoo stated, “We are quite pleased that Woori has committed to invest in Hanmi in a private transaction, which is a significant step in our collaborative relationship. We believe that our partnership with Woori Finance Holdings Co. Ltd., which is one of Korea’s largest financial institutions and the parent company of Woori Investment & Securities, should benefit both parties in expanding our ongoing business relationship and help to build value for our shareholders.”
The Company intends to contribute a substantial portion of the net proceeds from the private placement to Hanmi Bank as additional capital and to support future organic and acquisition driven growth. The Company intends to retain the remaining net proceeds at the Company level for use as working capital and other general corporate purposes.
About Hanmi Financial Corporation
Headquartered in Los Angeles, Hanmi Bank, a wholly-owned subsidiary of Hanmi Financial Corporation, provides services to the multi-ethnic communities of California, with 27 full-service offices in Los Angeles, Orange, San Bernardino, San Francisco, Santa Clara and San Diego counties, and a loan production office in Washington State. Hanmi Bank specializes in commercial, SBA and trade finance lending, and is a recognized community leader. Hanmi Bank’s mission is to provide a full range of quality products and premier services to its customers and to maximize shareholder value.
Forward-Looking Statements
This news release contains forward-looking statements for which the Company claims the protection of the safe harbor contained in the Private Securities and Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties. A number of factors, many of which are beyond the Company’s ability to control or predict, could cause future results to differ materially from those contemplated by such forward-looking statements. The Company’s Annual Report on Form 10-K and other SEC filings discuss the most significant risk factors that may affect its business, results of operations and financial condition. The Company undertakes no obligation to revise or update publicly any forward-looking statements for any reason.